                               Exhibit 27(d)(i)

            Specimen Flexible Premium Variable Life Insurance Policy

================================================================================
                                                     Home Office: Columbus, Ohio
WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO                Administrative Office:
(A STOCK COMPANY)                                                    PO Box 5068
                                                             Clearwater FL 33758
================================================================================


--------------------------------------------------------------------------------

IN THIS POLICY, the Primary Insured is named on the Policy Schedule page. Western Reserve Life Assurance Co. of Ohio will be referred to as WE, OUR or US.

--------------------------------------------------------------------------------

IF THE PRIMARY INSURED DIES while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Primary Insured's death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This Policy is a legal contract between the Owner and Us. If the Owner chooses to exercise any of the rights of this Policy, it may result in termination of the benefits provided under certain Riders. READ THE POLICY CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.


          /s/ William H. Geiger                    /s/ June C. Vahl
                 Secretary                            President

--------------------------------------------------------------------------------

                             RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at PO Box 5068, Clearwater, FL 33758, or to the representative through whom it was purchased, within 10 days of receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

        1. The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus

        2. The total amounts of Monthly Deductions made and any other charges imposed on amounts allocated to the Accounts; plus

        3. The value of the amounts allocated to the Accounts on the date We or Our agent receives the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

--------------------------------------------------------------------------------


                 Flexible Premium Variable Life Insurance Policy
           Death Benefit Proceeds Payable at Death of Primary Insured
          Flexible Premiums Payable During Lifetime of Primary Insured
                        Non Participating - No Dividends
                    Some Benefits Reflect Investment Results



VL07

================================================================================

                                  POLICY GUIDE

================================================================================

POLICY SCHEDULE.......................   3     Death Benefit.............................  10
DEFINITIONS...........................   5     Specified Amount..........................  10
   Accounts...........................   5     Option Type...............................  10
   Amount at Risk.....................   5     Compliance with Federal Tax Code..........  11
   Attained Age.......................   5     Changes...................................  12
   Anniversary........................   5     Death Benefit Proceeds....................  13
   Base Policy........................   5  PREMIUM PROVISIONS...........................  13
   Beneficiary........................   5     Payment...................................  13
   Cash Value.........................   5     Premiums..................................  13
   Death Benefit Proceeds.............   5     Grace Period..............................  13
   Fixed Account......................   5     Changes to the Minimum Monthly
   Funds..............................   5       Guarantee Premium.......................  14
   In Force...........................   5     Reinstatement.............................  14
   Initial Premium....................   5  SEPARATE ACCOUNT PROVISIONS..................  15
   Internal Revenue Code..............   5    The Separate Account.......................  15
   Issue Age..........................   5    Subaccounts................................  15
   Lapse..............................   6    Market Timing..............................  15
   Minimum Monthly Guarantee Premium..   6    Transfers..................................  15
   Monthiversary......................   6    Changes....................................  15
   Monthly Deduction..................   6    Unit Value.................................  16
   Net Premium........................   6  FIXED ACCOUNT PROVISIONS.....................  17
   Net Surrender Value................   6    Fixed Account..............................  17
   No-Lapse Date......................   6    Fixed Account Interest Rate................  17
   Office.............................   6    Transfers..................................  17
   Planned Premium....................   6  POLICY VALUE PROVISIONS......................  18
   Policy Date........................   6    Net Premium................................  18
   Qualified Additional Benefit.......   6    Allocation of Net Premiums.................  18
   Reallocation Account...............   6    Monthly Deductions.........................  18
   Reallocation Date..................   6    Monthly Policy Charge......................  18
   Record Date........................   7    Monthly Cost of Insurance..................  18
   Reinstatement......................   7    Monthly Cost of Insurance Rates............  19
   Rider..............................   7    Per Unit Charge............................  19
   SEC................................   7    Subaccount Value...........................  20
   Separate Account...................   7    Fixed Account Value........................  20
   Subaccount.........................   7    Cash Value.................................  20
   Surrender..........................   7    Surrender..................................  20
   Termination........................   7    Net Surrender Value........................  20
   Valuation Date.....................   7    Surrender Charge...........................  21
   Valuation Period...................   7    Surrender Charge Upon Decrease in
   Written Notice.....................   7       Specified Amount........................  21
GENERAL PROVISIONS....................   8    Withdrawals................................  22
   The Policy.........................   8    Continuation of Insurance..................  22
   Ownership..........................   8    Insufficient Value.........................  22
   Beneficiary........................   8    Basis of Computations......................  22
   Assignment.........................   9    Policy Loans...............................  22
   Incontestability...................   9  SETTLEMENT OPTIONS...........................  23
   Suicide............................   9    Effective Date and First Payment Due.......  23
   Issue Age and Sex..................   9    Improvement of Monthly Annuity.............  23
   Annual Report......................   9    Availability...............................  23
   Termination........................  10    Age........................................  24
   Policy Payment.....................  10    Proof of Age and Sex.......................  24
   Conversion Rights..................  10    Proof of Survival..........................  24
   Protection of Proceeds.............  10    Interest and Mortality.....................  24
DEATH BENEFIT PROVISIONS..............  10    Table of Optional Methods of Settlement....  24

VL07                                Page 2

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                                 POLICY SCHEDULE
================================================================================

Policy Number:          0112345678

Primary Insured:        JOHN DOE
Issue Age And Sex:      35 - Male
Specified Amount:       $ 250,000.00           Policy Date:           December 01, 2000
Option Type:            A                      Record Date:           December 01, 2000
Planned Premium:        $5,000.00              No Lapse Date:         December 01, 2010
Payment Frequency:      Annually               Reallocation Date:     December 21, 2000
Initial Premium:        $5,000.00              Minimum Monthly
                                               Guarantee Premium:     $121.25

Rate Class:             Preferred Elite (Non-Tobacco)
Rate Band:              Band 1


Life Insurance Compliance Test:                                   [Guideline Premium Test]


Minimum Specified Amount
       Band 1:                                                          $50,000.00
       Band 2:                                                         $500,000.00
       Band 3:                                                       $1,000,000.00

Separate Account Provisions

       Separate Account:                                          [WRL Series Life Account]

       Mortality and Expense Risk Charge
           Policy Years 1-15:                                     .75% (Annually)
           Policy Years 16+
                Current:                                          [.00% (Annually)]
                Guaranteed:                                        .30% (Annually)

        Reallocation Account:                                     Fixed Account

Policy Value Provisions

       Net Premium Factor
           Policy Year 1:                                         [97.00% - 100.00%]
           Policy Years 2+:                                       97.00%

       Monthly Policy Charge
           Initial (Guaranteed for the First Policy Year):        [$8.00]
           Guaranteed:                                            $15.00

       Per Unit Charge per $1000 of Specified Amount:
           Band 1:                                                [$.25]
           Band 2:                                                [$.22]
           Band 3:                                                [$.21]

       Duration of Per Unit Charge
           Current:                                               [8]
           Guaranteed:                                            20

Fixed Account Value Limit:                                        [$5,000.00-$250,000.00]

VL07                                Page 3

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                           POLICY SCHEDULE (CONTINUED)
================================================================================

Policy Number:             0112345678

                              LIMITATION PERCENTAGE

The LIMITATION PERCENTAGE is a percentage based on the Primary Insured's Attained Age at the beginning of the policy year and is used in calculating the death benefit as shown in the Option Type section of the Death Benefit Provisions.

For THE GUIDELINE PREMIUM TEST, the Limitation Percentages are as follows:


         Primary Insured's
           Attained Age                  Limitation Percentage
         ---------------------------------------------------------------
         40 and under            250%
         41 through 45           250% minus 7% for each Age over Age 40
         46 through 50           215% minus 6% for each Age over Age 45
         51 through 55           185% minus 7% for each Age over Age 50
         56 through 60           150% minus 4% for each Age over Age 55
         61 through 65           130% minus 2% for each Age over Age 60
         66 through 70           120% minus 1% for each Age over Age 65
         71 through 75           115% minus 2% for each Age over Age 70
         76 through 90           105%
         91 through 95           105% minus 1% for each Age over Age 90
         96 through 99           100%
         100 plus                101%




VL07                                Page 3A

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                           POLICY SCHEDULE (CONTINUED)
================================================================================

Policy Number:          0112345678

                           TABLE OF SURRENDER CHARGES
          (PER $1000 OF INITIAL SPECIFIED AMOUNT AS OF THE POLICY DATE)

The TABLE OF SURRENDER CHARGES is applicable only to the Initial Specified Amount. Upon any increase to the Specified Amount, an additional Surrender Charge will be incurred.

Specified Amount:       [$250,000.00]
Policy Date:            [December 01, 2000]


                        End of Year*          Surrender Charge
                        --------------------------------------
                        AT ISSUE                  $25.61
                            1                     $25.61
                            2                     $22.28
                            3                     $17.93
                            4                     $15.36
                            5                     $10.24
                            6                     $ 7.68
                            7                     $ 5.12
                            8                     $ 0.00




















* The Surrender Charge on any date other than an end of year will be pro-rated between the two end of year charges.



VL07                                Page 3B

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                                RIDER INFORMATION
================================================================================

Policy Number:    0112345678                                   Monthly Deduction
--------------------------------------------------------------------------------

BASE POLICY                                                               $75.05
    Number:                        0112345678
    Primary Insured:               John Doe
    Specified Amount:              $250,000.00
    Rate Class:                    Preferred Elite (Non-Tobacco)

    INFLATION FIGHTER RIDER:                                      Not Applicable
      Percentage Increase Rate:    3.53%
      Increase Number of Years:    20






























The Monthly Deductions shown above are applicable for the first policy month. For Monthly Deductions after the first policy month, refer to the Rider form.


VL07                                Page 4

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                                 POLICY SCHEDULE
================================================================================

Policy Number:       0112345678

                TABLE OF GUARANTEED MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured
     Commissioners 1980 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

         John Doe
         Male Lives
         Preferred Elite (Non-Tobacco)

Current Cost of Insurance Rates are less than or equal to the Guaranteed Rates. We guarantee that for the first [3] years from issue the current Cost of Insurance Rates will not change.

Current Monthly Cost of Insurance Rates per $1,000

             Attained Age             Monthly Rate
         --------------------------------------------
                  35                    .01820
                  36                    .02212
                  37                    .02884

Guaranteed Monthly Cost of Insurance Rates Per $1,000

             Attained Age                 Monthly Rate                Attained Age               Monthly Rate
         ----------------------------------------------------------------------------------------------------------
                  38                        .17250                         69                      2.74833
                  39                        .18416                         70                      3.03666
                  40                        .19833                         71                      3.36583
                  41                        .21333                         72                      3.74583
                  42                        .22916                         73                      4.17583
                  43                        .24666                         74                      4.64833
                  44                        .26583                         75                      5.15333
                  45                        .28750                         76                      5.68666
                  46                        .31083                         77                      6.24416
                  47                        .33583                         78                      6.82916
                  48                        .36333                         79                      7.45999
                  49                        .39333                         80                      8.15666
                  50                        .42750                         81                      8.93750
                  51                        .46666                         82                      9.81833
                  52                        .51166                         83                     10.79499
                  53                        .56333                         84                     11.84833
                  54                        .62083                         85                     12.95416
                  55                        .68500                         86                     14.09833
                  56                        .75500                         87                     15.26333
                  57                        .82916                         88                     16.44416
                  58                        .91166                         89                     17.65749
                  59                       1.00416                         90                     18.92083
                  60                       1.10750                         91                     20.26333
                  61                       1.22250                         92                     21.73500
                  62                       1.35500                         93                     23.47916
                  63                       1.50499                         94                     25.81916
                  64                       1.67166                         95                     29.32166
                  65                       1.85416                         96                     35.08249
                  66                       2.05166                         97                     45.08333
                  67                       2.26333                         98                     62.09583
                  68                       2.49333                         99                     83.33333


VL07                                Page 4A

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                                 POLICY SCHEDULE
================================================================================

Policy Number:          0112345678

Primary Insured:        JOHN DOE
Issue Age And Sex:      35 - Male
Specified Amount:       $250,000.00          Policy Date:             December 01, 2000
Option Type:            A                    Record Date:             December 01, 2000
Planned Premium:        $5,000.00            No Lapse Date:           December 01, 2010
Payment Frequency:      Annually             Reallocation Date:       December 21, 2000
Initial Premium:        $5,000.00            Minimum Monthly
                                             Guarantee Premium:                 $121.25

Rate Class:             Preferred Elite (Non-Tobacco)
Rate Band:              Band 1


Life Insurance Compliance Test:                                   [Cash Value Accumulation Test]


Minimum Specified Amount
       Band 1:                                                    $      50,000.00
       Band 2:                                                    $     500,000.00
       Band 3:                                                    $   1,000,000.00

Separate Account Provisions

       Separate Account:                                          [WRL Series Life Account]

       Mortality and Expense Risk Charge
           Policy Years 1-15:                                     .75% (Annually)
           Policy Years 16+
                Current:                                          [.00% (Annually)]
                Guaranteed:                                        .30% (Annually)

       Reallocation Account:                                      Fixed Account

Policy Value Provisions

       Net Premium Factor
           Policy Year 1:                                         [97.00% - 100.00%]
           Policy Years 2+:                                       97.00%

       Monthly Policy Charge
           Initial (Guaranteed for the First Policy Year):        [$8.00]
           Guaranteed:                                            $15.00

       Per Unit Charge per $1000 of Specified Amount:
           Band 1:                                                [$.25]
           Band 2:                                                [$.22]
           Band 3:                                                [$.21]

       Duration of Per Unit Charge
           Current:                                               [8]
           Guaranteed:                                            20

Fixed Account Value Limit:                                        [$5,000.00-$250,000.00]

VL07                                Page 3

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                           POLICY SCHEDULE (CONTINUED)
================================================================================

Policy Number:   0112345678
                              LIMITATION PERCENTAGE

The LIMITATION PERCENTAGE is a percentage based on the Primary Insured's sex, Rate Class, Rate Band, and Attained Age at the beginning of the policy year, and is used in calculating the death benefit as shown in the Option Type section of the Death Benefit Provisions.

For the CASH VALUE ACCUMULATION TEST, the Limitation Percentages are as follows:

       Primary Insured's                                               Primary Insured's
         Attained Age                 Limitation Percentage              Attained Age                Limitation Percentage
-------------------------------------------------------------------------------------------------------------------------------
             35                              431.5                           79                               129.0
             36                              415.2                           80                               127.2
             37                              399.6                           81                               125.5
             38                              384.6                           82                               123.8
             39                              371.9                           83                               122.3
             40                              359.7                           84                               120.9
             41                              348.0                           85                               119.6
             42                              336.7                           86                               118.4
             43                              325.8                           87                               117.2
             44                              315.3                           88                               116.2
             45                              305.2                           89                               115.1
             46                              295.5                           90                               114.1
             47                              286.2                           91                               113.1
             48                              277.2                           92                               112.0
             49                              268.5                           93                               110.9
             50                              260.2                           94                               109.7
             51                              252.2                           95                               108.4
             52                              244.5                           96                               107.1
             53                              237.2                           97                               105.6
             54                              230.1                           98                               104.2
             55                              223.3                           99                               102.6
             56                              216.9                          100+                              101.0
             57                              210.7
             58                              204.8
             59                              199.1
             60                              193.7
             61                              188.5
             62                              183.5
             63                              178.8
             64                              174.3
             65                              170.0
             66                              166.0
             67                              162.1
             68                              158.4
             69                              154.9
             70                              151.6
             71                              148.4
             72                              145.4
             73                              142.6
             74                              140.0
             75                              137.5
             76                              135.2
             77                              133.0
             78                              131.0


VL07                                Page 3A

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                           POLICY SCHEDULE (CONTINUED)
================================================================================

Policy Number:       0112345678

                           TABLE OF SURRENDER CHARGES
          (PER $1000 OF INITIAL SPECIFIED AMOUNT AS OF THE POLICY DATE)

The TABLE OF SURRENDER CHARGES is applicable only to the Initial Specified Amount. Upon any increase to the Specified Amount, an additional Surrender Charge will be incurred.

Specified Amount:    [$250,000.00]
Policy Date:         [December 01, 2000]


                         End of Year*          Surrender Charge
                      --------------------------------------------
                          AT ISSUE                  $25.61
                              1                     $25.61
                              2                     $22.28
                              3                     $17.93
                              4                     $15.36
                              5                     $10.24
                              6                     $ 7.68
                              7                     $ 5.12
                              8                     $ 0.00































* The Surrender Charge on any date other than an end of year will be pro-rated between the two end of year charges.



VL07                                Page 3B

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                                RIDER INFORMATION
================================================================================

Policy Number:           0112345678                            Monthly Deduction
--------------------------------------------------------------------------------

BASE POLICY                                                               $75.05
    Number:                        0112345678
    Primary Insured:               John Doe
    Specified Amount:              $250,000.00
    Rate Class:                    Preferred Elite (Non-Tobacco)

    INFLATION FIGHTER RIDER:                                      Not Applicable
      Percentage Increase Rate:    3.53%
      Increase Number of Years:    20





























The Monthly Deductions shown above are applicable for the first policy month. For Monthly Deductions after the first policy month, refer to the Rider form.


VL07                                Page 4

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           Office: Clearwater, Florida

                                 POLICY SCHEDULE
================================================================================

Policy Number:       0112345678

                TABLE OF GUARANTEED MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured
     Commissioners 1980 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

     John Doe
     Male Lives
     Preferred Elite (Non-Tobacco)

Current Cost of Insurance Rates are less than or equal to the Guaranteed Rates. We guarantee that for the first [3] years from issue the current Cost of Insurance Rates will not change.

Current Monthly Cost of Insurance Rates per $1,000

             Attained Age            Monthly Rate
          --------------------------------------------
                  35                    .01820
                  36                    .02212
                  37                    .02884

Guaranteed Monthly Cost of Insurance Rates Per $1,000

              Attained Age               Monthly Rate                Attained Age                Monthly Rate
          ---------------------------------------------------------------------------------------------------------
                  38                        .17250                         69                      2.74833
                  39                        .18416                         70                      3.03666
                  40                        .19833                         71                      3.36583
                  41                        .21333                         72                      3.74583
                  42                        .22916                         73                      4.17583
                  43                        .24666                         74                      4.64833
                  44                        .26583                         75                      5.15333
                  45                        .28750                         76                      5.68666
                  46                        .31083                         77                      6.24416
                  47                        .33583                         78                      6.82916
                  48                        .36333                         79                      7.45999
                  49                        .39333                         80                      8.15666
                  50                        .42750                         81                      8.93750
                  51                        .46666                         82                      9.81833
                  52                        .51166                         83                     10.79499
                  53                        .56333                         84                     11.84833
                  54                        .62083                         85                     12.95416
                  55                        .68500                         86                     14.09833
                  56                        .75500                         87                     15.26333
                  57                        .82916                         88                     16.44416
                  58                        .91166                         89                     17.65749
                  59                       1.00416                         90                     18.92083
                  60                       1.10750                         91                     20.26333
                  61                       1.22250                         92                     21.73500
                  62                       1.35500                         93                     23.47916
                  63                       1.50499                         94                     25.81916
                  64                       1.67166                         95                     29.32166
                  65                       1.85416                         96                     35.08249
                  66                       2.05166                         97                     45.08333
                  67                       2.26333                         98                     62.09583
                  68                       2.49333                         99                     83.33333



VL07                                Page 4A

                                                                     DEFINITIONS
================================================================================

ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.


AMOUNT AT RISK          The death benefit, as described in the Death Benefit
                        Provisions, less the Cash Value of the Policy.


ATTAINED AGE            The Issue Age plus the number of completed policy years.


ANNIVERSARY             The same day and month as the policy date for each
                        succeeding year the Policy remains In Force.


BASE POLICY             This Policy excluding any attached Riders.


BENEFICIARY             The person or persons specified by the Owner to receive
                        the Death Benefit Proceeds upon the death of the Primary
                        Insured.


CASH VALUE              At the end of any Valuation Period, the Cash Value of
                        the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.


DEATH BENEFIT           The amount payable upon the death of the Primary Insured
PROCEEDS                in accordance with the Death Benefit Provisions.


FIXED ACCOUNT           An allocation option other than the Separate Account.
                        The Fixed Account is part of Our general account. The portion of the Cash Value in the Fixed Account will earn interest as described in the Fixed Account Provisions.


FUNDS Designated mutual fund(s) registered with the SEC as investment companies under the Investment Company Act of 1940. Each Subaccount invests Net Premiums allocated to the Subaccount in a corresponding portfolio of a Fund.


IN FORCE Condition under which the coverage of this Policy or Rider, if any, is active.


INITIAL PREMIUM         The amount which must be paid before coverage begins.
                        The Initial Premium is shown on the Policy Schedule pages.


INTERNAL REVENUE        The Internal Revenue Code of 1986, as amended.
CODE


ISSUE AGE               The age of the Primary Insured, in years, on his or her
                        birthday on or prior to the Policy Date.



VL07                                Page 5

LAPSE Termination of the Policy at the end of the grace period.


MINIMUM MONTHLY         The Minimum Monthly Guarantee Premium for the first
GUARANTEE PREMIUM       month is shown on the Policy Schedule pages. The
                        cumulative Minimum Monthly Guarantee Premium is used by Us to determine whether a grace period will begin.


MONTHIVERSARY           The day of each month coinciding with the Policy Date.
                        If there is no day in a calendar month that coincides with the Policy Date, the Monthiversary will be the first day of the following month.


MONTHLY DEDUCTION       Set of charges We deduct from the Policy's Cash Value on
                        each Monthiversary.


NET PREMIUM             The portion of the premium available for allocation as
                        set forth in the Policy Value Provisions.


NET SURRENDER VALUE     The amount payable upon Surrender in accordance with the
                        Policy Value Provisions.


NO-LAPSE DATE           The date, as set forth on the Policy Schedule pages,
                        prior to which this Policy will not Lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the Monthly Deductions.


OFFICE                  Our Administrative Office located in Clearwater,
                        Florida.


PLANNED PREMIUM         Premiums paid according to a periodic payment schedule,
                        which allows the Owner to pay level premiums at fixed intervals over a specified period of time. Planned
                        Premiums are not required to be paid according to their schedule. The Owner may change the amount, frequency, and period over which Planned Premiums are paid.


POLICY DATE             The date coverage is effective and Monthly Deductions
                        commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule pages.


QUALIFIED ADDITIONAL    Any Rider providing coverage for a Qualified Additional
BENEFIT                 Benefit under Section 7702 of the Internal Revenue Code.


REALLOCATION ACCOUNT    A portion of the Fixed Account where We hold the Net
                        Premium(s) from the Record Date until the Reallocation
                        Date.


REALLOCATION DATE       The date on which any premiums are reallocated from the
                        Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule pages.



VL07                                Page 6

RECORD DATE             The date the Policy is recorded on Our books as an
                        in-force Policy. The Record Date is shown on the Policy
                        Schedule pages.


REINSTATEMENT           Restoration of coverage under this Policy after it has
                        Lapsed. Reinstatement is subject to the requirements of the Reinstatement section of the Premium Provisions.


RIDER Any attachment to this Policy which provides additional coverage or benefits.


SEC                     The United States Securities and Exchange Commission.


SEPARATE ACCOUNT        A separate investment account shown on the Policy
                        Schedule pages that is composed of several Subaccounts established to receive and invest Net Premiums under the Policy.


SUBACCOUNT              A sub-division of the Separate Account. Each Subaccount
                        invests exclusively in the shares of a specified Fund portfolio.


SURRENDER               The Termination of this Policy at the option of the
                        Owner.


TERMINATION             Condition under which the Policy or any Rider is no
                        longer In Force.


VALUATION DATE          Any date We are required by law to value the assets of
                        the Separate Account.


VALUATION PERIOD        The period commencing at the end of one Valuation Date
                        and continuing to the end of the next succeeding
                        Valuation Date.


WRITTEN NOTICE          A notice by the Owner to Us requesting or exercising a
                        right of the Owner as provided by the provisions of the Policy. In order for a notice to be considered a Written
                        Notice:

                        1.      it must be in writing and signed by the Owner;
                        2.      it must be in a form acceptable to Us; and
                        3.      it must contain the information and
                                documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified.

                        A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our Office.



VL07                                Page 7

GENERAL PROVISIONS
================================================================================


THE POLICY              This Policy is issued in consideration of the attached
                        application and payment of the Initial Premium. This
                        Policy, the attached application, and any additional applications at the time of Reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary.

                        Upon notice to the Owner, We may amend the Policy:

                        1. to make the Policy comply with any law or regulation issued by a government agency to which We are subject;
                        2. to assure qualification of the Policy under the Internal Revenue Code or other federal or state laws relating to variable life insurance policies; or
                        3. to reflect a change in the operation of the separate account.

                        In the event that We so amend the Policy, We will send the Owner a copy of the amendment. The Owner may refuse such amendment by giving us notice in writing. Any refusal, however, may have adverse tax or other consequences to the Owner.


OWNERSHIP               This Policy belongs to the Owner. The Owner, as named in
                        the application or subsequently changed, may exercise all rights under the Policy during the Primary Insured's lifetime, including the right to transfer ownership. If the Owner should die during the Primary Insured's lifetime, ownership of this Policy will pass to the Owner's estate if no Contingent Owner is named.

                        We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our Office for endorsement.


BENEFICIARY             The Beneficiary, as named in the application or
                        subsequently changed, will receive the benefits payable upon the death of the Primary Insured. If the Beneficiary dies before the Primary Insured, the Contingent Beneficiary, if named, becomes the Beneficiary.

                        If any Beneficiary dies at the same time as the Primary Insured, or within 30 days after the Primary Insured, that Beneficiary's interest in the death benefit will end if We have not paid any benefits to that Beneficiary. If the interests of all designated Beneficiaries have ended when the Primary Insured dies, We will pay the death benefit to the Owner. If the Owner is not living at that time, We will pay the death benefit to the Owner's estate.

                        We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received by Us. If We request, this Policy must be returned to Our Office for endorsement.



VL07                                Page 8

ASSIGNMENT              This Policy may be assigned. We will not be bound by any
                        assignment unless it is made by Written Notice and received at Our Office. The assignment will be effective on the date it was signed; however, no change will apply to any payment We made before the Written Notice was received by Us. We assume no responsibility for the validity of any assignment.


INCONTESTABILITY        This Policy shall be incontestable after it has been
                        In Force, while the Primary Insured is still alive, for two years from the Policy Date.

                        A new two-year contestability period shall apply to each increase in Specified Amount that requires evidence of insurability, on the effective date of the increase. The new contestability period shall apply only to statements made in the application for the increase.

                        If this Policy is reinstated, a new two year contestability period (in addition to any remaining contestability period) shall apply from the date of the application for Reinstatement and will apply only to statements made in the application for Reinstatement.


SUICIDE If the Primary Insured dies by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any Reinstatement of this Policy, the Policy shall terminate and Our total liability, including all Riders attached to the Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

                        If the Primary Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in insurance that requires evidence of insurability, Our total liability with respect to such increase will be its Cost of Insurance charges and any Per Unit Charges.


ISSUE AGE AND SEX       If the Primary Insured's date of birth or sex is not
                        correctly stated, the death benefit will be adjusted based on what the Cost of Insurance charge and Per Unit
                        Charge for the most recent Monthly Deduction would have purchased based on the Primary Insured's correct date of birth and sex. No adjustment will be made to the Cash
                        Value.


ANNUAL REPORT           We will send a report to the Owner at least once a year.
                        It will show the following for the Policy:

                        1.      The current Cash Value;
                        2.      The current Net Surrender Value;
                        3.      The current death benefit;
                        4.      Any current policy loans;
                        5.      Activity since the last report; and
                        6.      Projected values.

                        Additional activity showing investment experience within each Subaccount will also be provided.


VL07                                Page 9

TERMINATION             The Policy will terminate on the earliest of:

                        1.      The date of the Primary Insured's death;
                        2.      The end of the grace period; or
                        3.      The date of Surrender.


POLICY PAYMENT          All proceeds to be paid upon Termination will be paid in
                        one sum unless otherwise elected under the Settlement
                        Options of this Policy.

                        All payments and transfers from the Subaccounts will be processed as provided in this Policy, unless one of the following situations exists:

                        1.      The New York Stock Exchange is closed;
                        2. The SEC requires that trading be restricted or declares an emergency; or
                        3. The SEC allows Us to defer payments to protect Our policyowners.

                        We may defer payments of any Fixed Account values for the period permitted by law, but not for more than six months.


CONVERSION RIGHTS       At any time upon written request within the first two
                        policy years, the Owner may elect to transfer all Subaccount Values to the Fixed Account without a transfer charge.


PROTECTION OF           Unless the Owner so directs in writing, no Beneficiary
PROCEEDS                may assign any payments under this Policy before such
                        payment is due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.




DEATH BENEFIT PROVISIONS
================================================================================


DEATH BENEFIT           The death benefit is based upon the Specified Amount,
                        Option Type, and the Life Insurance Compliance Test applicable at the time of death.


SPECIFIED AMOUNT        The Specified Amount is shown on the Policy Schedule
                        pages, unless changed in accordance with the Changes section of this provision or by Rider, or reduced by a cash withdrawal.


OPTION TYPE             The Option Type is shown on the Policy Schedule pages,
                        unless changed in accordance with the Changes section of this provision.

                        If Option Type A is in effect, the death benefit is the greatest of:

                        1.      the Specified Amount; or
                        2. the minimum death benefit a or b below, corresponding to the Life Insurance Compliance Test shown on the Policy Schedule pages:



VL07                                Page 10

                                a. Guideline Premium Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the Cash Value of this Policy on the date of the Primary Insured's death; or
                                b.      Cash Value Accumulation Test: The
                                        Limitation Percentage as shown on the
                                        Policy Schedule pages, multiplied by the difference of the Cash Value of this Policy on the date of the Primary Insured's death and any applicable Net Single Premium for Riders (which are Qualified Additional Benefits) on the date of the Primary Insured's death, as shown on the Policy Schedule pages; or
                        3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

                        If Option Type B is in effect, the death benefit is the greatest of:

                        1. the Specified Amount plus the Cash Value of this Policy on the date of the Primary Insured's death; or
                        2. the minimum death benefit a or b below, corresponding to the Life Insurance Compliance Test shown on the Policy Schedule pages:
                                a. Guideline Premium Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the Cash Value of this Policy on the date of the Primary Insured's death; or
                                b.      Cash Value Accumulation Test: The
                                        Limitation Percentage as shown on the
                                        Policy Schedule pages, multiplied by the difference of the Cash Value of this Policy on the date of the Primary Insured's death and any applicable Net Single Premium for Riders (which are Qualified Additional Benefits) on the date of the Primary Insured's death, as shown on the Policy Schedule pages; or
                        3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

                        If Option Type C is in effect, the death benefit is the greatest of:

                        1.      the Option Type A benefit; or
                        2. the Specified Amount multiplied by the factor K, plus the Cash Value of this Policy on the date of the Primary Insured's death, where the factor K is equal to the lesser of:

                                a.      1; or
                                b. .04 multiplied by (95 minus the Primary Insured's Attained Age at death).

                                The factor K will never be less than zero; or

                        3. the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

COMPLIANCE WITH         This Policy is intended to qualify under Section 7702 of
FEDERAL TAX CODE        the Internal Revenue Code as a life insurance contract
                        for federal tax purposes. The provisions of the Policy
                        (including any Rider or endorsement) will be interpreted or amended to ensure such qualification, regardless of any language to the contrary.

                        To the extent that the death benefit is increased to maintain qualification as a life insurance policy, We will make appropriate adjustments to any Monthly Deductions and any supplemental coverage and benefits (retroactively and prospectively) that are consistent with such an increase. We may deduct retroactive adjustments from the Cash Value or from any death benefits payable. Prospective adjustments will be reflected in the Monthly Deductions.



VL07                                Page 11

                        The Owner may choose either the Guideline Premium Test or the Cash Value Accumulation Test to qualify the Policy as a life insurance contract under Section 7702. The choice made by the Owner is shown on the Policy Schedule pages as Life Insurance Compliance Test. Once made, the choice may not be changed.


CHANGES After the third policy year, the Owner may change the Option Type by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No Changes in Option Type will be allowed if the resulting Specified Amount would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule pages.

                        We will adjust the Specified Amount so that the Amount at Risk, on the effective date of change to a new Option Type, is the same as under the prior Option Type.

                        The Specified Amount may be increased at any time, and may be decreased at any time after the third policy year, by Written Notice. Until the later of the end of the Surrender Charge period or the Anniversary on or following the Primary Insured's 65th birthday, We may limit any decrease to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

                        1. Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

                                a. against the Specified Amount provided by the most recent increase;
                                b. against the next most recent increases successively; and
                                c. against the Specified Amount provided under the original application.

                                No decrease will be allowed if:

                                a. the Specified Amount after any requested decrease would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule pages; or
                                b.      the requested decrease would force a
                                        cash withdrawal in order to maintain
                                        compliance with the definition of a life insurance contract as defined by the Internal Revenue Code and applicable regulations; or
                                c. the decrease would cause the Policy to enter a grace period.

                        2. Any request for an increase in Specified Amount must be applied for on a supplemental application, and it must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will become effective on the first Monthiversary on or next following Our written approval. Requested increases in Specified Amount must be for a minimum of $10,000, and must be applied for prior to the Primary Insured's 86th birthday.

                        Only one change in the Option Type or the Specified Amount will be allowed within each policy year. Changes to Option Type are permitted prior to the Anniversary on or following the Primary Insured's 95th birthday.

                        If the Specified Amount is changed and the resulting Specified Amount causes a change in the Rate Band, the Cost of Insurance and Per Unit Charges for the new Rate Band will apply starting with the effective date of the change.



VL07                                Page 12

DEATH BENEFIT           The Death Benefit Proceeds is the amount payable by Us
PROCEEDS                under this Policy, provided the Policy has not
                        terminated prior to the death of the Primary Insured.
                        Except as provided in the Suicide section of the General
                        Provisions, the Death Benefit Proceeds will be equal to:

                        1.      The death benefit; minus
                        2. Any Monthly Deductions due during the grace period; minus
                        3.      Any outstanding policy loans; minus
                        4.      Any accrued loan interest.



                                                              PREMIUM PROVISIONS
================================================================================

PAYMENT The Initial Premium shown on the Policy Schedule pages must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.


PREMIUMS The amount and frequency of Planned Premiums are shown on the Policy Schedule pages. The amount and frequency may be changed upon request, subject to Our approval.

                        While this Policy is In Force, additional premiums may be paid at any time. We may limit or refund any premium if:

                        1. The amount is below Our current minimum payment requirement; or
                        2.      The premium would increase the death benefit by
                                more than the amount of the premium; or
                        3.      The premium would disqualify this Policy as a
                                life insurance contract as defined by the Internal Revenue Code and applicable regulations.

                        We may require evidence of insurability before accepting a premium that would increase the death benefit by more than the amount of the premium.

                        No future payments will be accepted after the Anniversary on or following the Primary Insured's 100th birthday, with the exception of loan interest and loan repayments.


GRACE PERIOD            If the Net Surrender Value on any Monthiversary is not
                        sufficient to cover the Monthly Deductions on such day, We will mail a grace period notice to the Owner's last known address and to any assignee of record. In the notice, a grace period of 61 days is allowed for payment of premiums after the mailing date of the notice. The notice also shows the minimum payment required and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In
                        Force during the grace period. If the minimum amount due is not received by Us within the grace period, all coverage under the Policy and any Riders will terminate, without value, at the end of the grace period.




VL07                                Page 13

                        Until the No-Lapse Date shown on the Policy Schedule pages, no grace period will begin provided the total premiums received (minus any withdrawals, outstanding loans, accrued loan interest and Surrender Charge assessed upon a decrease in the Specified Amount that has been deducted from the Cash Value) equals or exceeds the Policy's cumulative Minimum Monthly Guarantee Premium for each month from the Policy Date up to and including the current month. The Policy's Minimum Monthly Guarantee Premium for the first month is shown on the Policy Schedule pages. The Policy's Minimum Monthly Guarantee Premium for a subsequent month is the same as the first month unless there is a policy change or the Specified Amount is changed.


CHANGES TO THE          If the Specified Amount is increased or decreased or if
MINIMUM MONTHLY         there is a policy change, the Minimum Monthly Guarantee
GUARANTEE PREMIUM       Premium will be adjusted at the time of the change. The
                        Owner will be notified by Us of the new Minimum Monthly
                        Guarantee Premium.


REINSTATEMENT           If this Policy Lapses, it may be reinstated subject to
                        the following:

                        1. Receipt at Our Office of a Written Notice requesting Reinstatement. Such notice must be within five years of the date of Termination;
                        2.      Receipt of evidence of insurability,
                                satisfactory to Us;
                        3. Receipt at Our Office of a premium sufficient to reinstate the Policy.

                                If reinstated after the No-Lapse Date, the required premium will be an amount sufficient to provide a net premium, as follows:

                                a. Any uncollected Monthly Deductions due up to the time of Termination; plus
                                b. Two Monthly Deductions due in advance at the time of Reinstatement; plus
                                c.      An amount sufficient to increase the
                                        Cash Value above the surrender charges
                                        in effect at the time of Reinstatement.

                                If reinstated before the No-Lapse Date, the required premium will be the lesser of the premium described above or the following:

                                a.      The total Minimum Monthly Guarantee
                                        Premium from issue through the month of
                                        Lapse; plus
                                b. Two months of Minimum Monthly Guarantee Premium; minus
                                c.      Any premiums already paid net of any
                                        withdrawals, outstanding loans, accrued
                                        loan interest, and Surrender Charge
                                        assessed upon a decrease in the
                                        Specified Amount that has been deducted
                                        from the Cash Value.

                        The effective date of Reinstatement shall be the date We approve the application for Reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any Cash Value equal to the policy loan on the date of Reinstatement will also not be reinstated. On the first Monthiversary following Reinstatement, any previously uncollected Monthly Deductions due up to the time of the Policy's Termination date will be taken.



VL07                                Page 14

                                                     SEPARATE ACCOUNT PROVISIONS
================================================================================


THE SEPARATE ACCOUNT    The variable benefits under this Policy are provided
                        through the Separate Account as shown on the Policy
                        Schedule pages. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account.
                        The assets of the Separate Account shall be valued as often as any policy benefits vary, but no less frequently than monthly.


SUBACCOUNTS             The Separate Account has various Subaccounts with
                        different objectives. We may add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio, determined at the end of each Valuation Period in accordance with applicable law.


MARKET TIMING           One or more of the designated Funds has not been
                        designed to accommodate professional market timing organizations or other persons that use programmed, large frequent transfers, commonly known as market timing. The use of such transfers may be disruptive to the Subaccounts that invest in such Fund(s) and the operations of the Fund portfolios in which they invest and may increase transaction costs. We may reject any premium payment or transfer request from any person if, in our judgment, the payment or transfer or series of transfers would have a negative impact on the Subaccounts or Fund portfolios operations, or if a Fund portfolio would reject our purchase order. We may impose other restrictions on transfers or even prohibit them for any Owner who, in our view, has abused, or appears likely to abuse, the transfer privilege.


TRANSFERS               The Owner may transfer all or a portion of this Policy's
                        value in each Subaccount to other Subaccounts or the Fixed Account subject to the limitations imposed under the Transfers section of the Fixed Account Provisions of this Policy. We may charge a $25 fee for each transfer in excess of one per policy month or twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office. We may establish rules regarding, among other things, the minimum and maximum amounts you may transfer and the frequency of transfers.


CHANGES As permitted by applicable law, We may make changes to the Separate Account and Subaccounts which may include:



VL07                                Page 15

                        1. Transferring assets of the Separate Account or any Subaccount, which We determine to be associated with the class of contracts to which this Policy belongs, to another separate account or subaccount. In the event We make such a transfer, the term "Separate Account" or "Subaccount" as used in this Policy shall mean the separate account or subaccount to which We transfer the assets;

                        2. Removing, combining, or adding Subaccounts and making the combined or added Subaccounts available for allocation of Net Premiums;

                        3. Closing certain Subaccounts to allocations of new Net Premiums by current or new Owners;

                        4. Combining the Separate Account or any Subaccount(s) with one or more different Separate Account(s) or Subaccount(s);

                        5. Establishing additional Separate Accounts or Subaccounts to invest in new portfolios of the Fund(s).

                        6. Operating the Separate Account as a management investment company;

                        7. Managing the Separate Account at the direction of a committee;

                        8. Endorsing the Policy, as permitted by law, to reflect changes to the Separate Account and Subaccounts as may be required by applicable law;

                        9.      Changing the investment objective of a
                                Subaccount;

                        10. Substituting, adding, or deleting Fund portfolios in which Subaccounts currently invest Net Premiums, to include portfolios of newly designated Funds;

                        11. Funding additional classes of variable life insurance contracts through the Separate Account; and

                        12. Restricting or eliminating any voting privileges of owners or other persons who have voting privileges in connection with the operation of the Separate Account.

                        As required by law or regulation, We will not make changes unless We first file a statement with and receive approval from the appropriate official of the state of Our domicile, or unless such change is deemed approved in accordance with law or regulation. If required, such approval of any change will also be filed with the insurance department of the state where this Policy is delivered.


UNIT VALUE              Some of the policy values fluctuate with the investment
                        results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one
                        Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                        1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Fund portfolio owned by the Subaccount times the net asset value per share; minus



VL07                                Page 16

                        2. The accrued risk charge for adverse mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount, multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule pages; minus
                        3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by
                        4.      The number of outstanding units in the
                                Subaccount.


                        The use of the unit value in determining policy values is described in the Policy Value Provisions.



                                                        FIXED ACCOUNT PROVISIONS
================================================================================


FIXED ACCOUNT           The Owner may allocate any portion of the Net Premiums
                        to the Fixed Account. The Fixed Account is part of Our general account. Our general account consists of all assets that We own except those in the Separate Account and other separate accounts We may have. Except as limited by law, We have sole control over investment of the assets in Our general account. The Owner may allocate Net Premiums to the Fixed Account and transfer amounts between the Separate Account and the Fixed
                        Account (subject to the following Transfers section).


FIXED ACCOUNT           The Net Premium allocated to the Fixed Account will
INTEREST RATE           accrue interest from the Valuation Date on which We
                        allocate it to the Fixed Account, as described in the Policy Value Provisions. Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 2% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed
                        Account. We will never declare an interest rate that is lower than the guaranteed minimum effective annual interest rate.


TRANSFERS               On transfers from the Fixed Account to a Subaccount, We
                        may impose the following limitations:

                        1. Written Notice must be received by Us within 30 days after an Anniversary;
                        2. The transfer will take place on the date We receive such Written Notice.
                        3. The maximum amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account, or (b) the amount transferred in the prior policy year from the Fixed Account.

                        Unless We otherwise consent, transfers or allocation of Premiums to the Fixed Account may be restricted if the Fixed Account Value excluding the loan reserve following the transfer or allocation will exceed the Fixed Account Value Limit shown on the Policy Schedule pages. This restriction will not apply for any transfer made under the Conversion Rights section of the General Provisions of this Policy.

                        We may defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.



VL07                                Page 17

POLICY VALUE PROVISIONS
================================================================================


NET PREMIUM             The applicable Net Premium equals the premium paid
                        multiplied by the Net Premium Factor shown on the Policy
                        Schedule pages.


ALLOCATION OF           Net Premiums will be allocated to the Subaccounts of the
NET PREMIUMS            Separate Account and the Fixed Account on the first
                        Valuation Date on or following the date the premium is received at Our Office. Any Net Premium received prior to the Policy Date will be allocated on the first
                        Valuation Date on or following the Policy Date. All Net
                        Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first
                        Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                        We may limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.


MONTHLY DEDUCTIONS      On the Policy Date and each Monthiversary prior to the
                        Anniversary on or following the Primary Insured's 100th birthday, a Monthly Deduction will be taken equal to the sum of the following:

                        1.      The Monthly Policy Charge for this Policy;
                        2.      The Monthly Cost of Insurance for this Policy;
                        3.      The Per Unit Charge for this Policy;
                        4. The portion of the Monthly Deductions for benefits provided by Riders attached to this Policy; and
                        5. The Surrender Charge upon a decrease in the Specified Amount on the effective date of the decrease.

                        Deductions will be withdrawn from each Account in proportion to the value each bears to the Cash Value.

                        The Monthly Deductions will be reduced to zero after the Anniversary on or following the Primary Insured's 100th birthday.


MONTHLY POLICY          Both the Initial and Guaranteed Monthly Policy Charge
CHARGE                  are shown on the Policy Schedule pages. We may increase
                        the Monthly Policy Charge up to the Guaranteed Monthly
                        Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.


MONTHLY COST            The Monthly Cost of Insurance on each Monthiversary is
OF INSURANCE            determined as follows:

                        1.      Determine the death benefit on the
                                Monthiversary.

                        2. Reduce the death benefit by the Cash Value on the Monthiversary in the following order until all Cash Value has been applied.


VL07                                Page 18

                                a.      against the Specified Amount provided
                                        under the original application;
                                b.      against the Specified Amount provided by
                                        the oldest increase;
                                c. against the Specified Amount provided by the next oldest increase and each successive increase; and
                                d. against the Specified Amount provided by the most recent increase.

                        This results in the Amount at Risk for the Policy.

                        3. Divide the Amount at Risk by 1,000 to arrive at the number of thousands of Amount at Risk.

                        4. Multiply the number of thousands of Amount at Risk by the appropriate Monthly Cost of Insurance Rate(s) to arrive at the Monthly Cost of Insurance.


MONTHLY COST OF         To determine the Monthly Cost of Insurance Rates, We
INSURANCE RATES         will refer to the current Cost of Insurance rate tables
                        in effect for this Policy using the Primary Insured's sex and Issue Age, Rate Band, Rate Class, and the duration from the Policy Date or from the date of any increase in Specified Amount. Different Monthly Cost of
                        Insurance Rates may apply to increases in the Specified
                        Amount following the Policy Date. Monthly Cost of
                        Insurance Rates may be changed by Us from time to time.
                        A change in the Cost of Insurance rates will apply to all persons of the same Attained Age, sex, Rate Band, Rate Class, and whose policies or increases have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum
                        Life Insurance Rates on the Policy Schedule pages.


PER UNIT CHARGE         The Per Unit Charge for the Policy and any Riders is
                        part of the Monthly Deductions and is calculated each Monthiversary as follows:

                        1. The Per Unit Charge for the Specified Amount on the Policy Date; plus
                        2. The Per Unit Charge for any in-force Rider that has a Per Unit Charge; plus
                        3. The Per Unit Charge for each increase in Specified Amount caused by either a Rider or a requested increase; less
                        4. The Per Unit Charge for any Specified Amounts that have been decreased.

                        For each of items 1 to 3 above, the Per Unit Charge will be charged for no more than 20 years from the Policy Date or from the date any Rider or any increase becomes effective. The Per Unit Charge rate on the Policy Date for the Policy and for each applicable Rider is shown on the Policy Schedule pages.

                        If the Specified Amount is increased, the Per Unit Charge for the Specified Amount increase will be charged for no more than 20 years from the date of the increase, and will be calculated as follows:

                        1. The increase in the Specified Amount, divided by 1,000, times
                        2.      The Per Unit Charge rate.

                        The Per Unit Charge rate for each increase will be based on the Primary Insured's Attained Age at the time of the increase.



VL07                                Page 19

                        To calculate item 4 above, any decrease in the Specified Amount will reduce the Per Unit Charge then in effect by the amount of the Per Unit Charge associated with the Specified Amounts that were decreased. Decreases in the Specified Amount may place the total Specified Amount into a lower Rate Band, resulting in the application of a higher Per Unit Charge Rate to the total in-force Specified Amount. The Per Unit Charge rate at issue for each Rate Band is shown on the Policy Schedule pages.

                        The Rate Band in effect at the time of each Monthly Deduction will be used to determine the appropriate Per Unit Charge rate(s) that apply to the calculation of the Per Unit Charge for each segment of the Specified Amount then In Force.


SUBACCOUNT VALUE        At the end of any Valuation Period, the Subaccount Value
                        is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                        The number of units that the Policy has in each Subaccount is equal to:

                        1.      The initial units purchased on the Policy Date;
                                plus
                        2. Units purchased at the time additional Net Premiums are allocated to the Subaccount; plus
                        3.      Units purchased through transfers from another
                                Subaccount or the Fixed Account; minus
                        4.      Those units that are redeemed to pay for Monthly
                                Deductions as they are due; minus
                        5. Any units that are redeemed to pay for cash withdrawals; minus
                        6. Any units that are redeemed as part of a transfer to another Account.

                        The number of units purchased in or redeemed from a Subaccount is determined by dividing the dollar amount of each purchase or redemption by the unit value of the Subaccount as of the first Valuation Date on or following the date of purchase or redemption.


FIXED ACCOUNT VALUE     At the end of any Valuation Period, the Fixed Account
                        value is equal to:

                        1. The sum of all Net Premiums allocated to the Fixed Account; plus
                        2. Any amounts transferred from a Subaccount to the Fixed Account; plus
                        3.      Total interest credited to the Fixed Account;
                                minus
                        4. Any amounts charged to pay for Monthly Deductions as they are due; minus
                        5. Any amounts withdrawn from the Fixed Account to pay for cash withdrawals; minus
                        6. Any amounts transferred from the Fixed Account to a Subaccount.


CASH VALUE              At the end of any Valuation Period, the Cash Value of
                        the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.


SURRENDER               While this Policy is In Force, the Owner may Surrender
                        the Policy for the Net Surrender Value. Payment will usually be made within seven days of receipt of Written
                        Notice, subject to the Policy Payment section of the General Provisions.


NET SURRENDER           The Net Surrender Value is the amount payable upon
VALUE                   Surrender of the Policy. At the end of any Valuation
                        Period, the Net Surrender Value is equal to:




VL07                                Page 20

                        1.      the Cash Value as of such date, minus
                        2.      any Surrender Charge as of such date, minus
                        3.      any outstanding policy loan, minus
                        4.      any accrued loan interest.


SURRENDER CHARGE        During the first eight (8) policy years, a Surrender
                        Charge will be incurred upon Surrender of this Policy.
                        This charge will be based upon the Table of Surrender
                        Charges shown on the Policy Schedule pages.

                        During the first eight (8) years following each increase in the Specified Amount, an additional Surrender Charge will be effective based upon the amount of the increase and the Attained Age and Rate Class of the Primary Insured at the time of the increase.


SURRENDER CHARGE        During the first eight (8) policy years, or during the
UPON DECREASE IN        eight-year period subsequent to each increase in
SPECIFIED AMOUNT        Specified Amount, Surrender Charges will be assessed
                        against the Cash Value upon a requested decrease in coverage. We will deduct this charge on the Monthiversary on which the decrease in Specified Amount is effective. For decreases which reduce any increase in its entirety, the full Surrender Charge as determined under the preceding Surrender Charge section will be assessed against that portion of the decrease equal to the increase. For decreases which partially reduce any previous Increase in Specified Amount or initial
                        Specified Amount, a partial Surrender Charge will be assessed. This partial Surrender Charge will be equal to:

                        1. the amount of the Specified Amount decrease, multiplied by
                        2. the Surrender Charge applicable to that portion of the reduction in Specified Amount.

                        Surrender Charges associated with a decrease in the Specified Amount will be charged in the following order:

                        1.      the Surrender Charges for the Specified Amount
                                provided by the most recent increase;
                        2.      the Surrender Charges for the Specified Amount
                                provided by the next most recent increase and each next most recent increase;
                        3.      the Surrender Charges for Specified Amount
                                provided by the oldest increase; and
                        4.      the Surrender Charges for the Specified Amount
                                provided under the original application.

                        A Surrender Charge will not be deducted from the Cash Value when a Specified Amount decrease results from a change in Option Type or a withdrawal when the death benefit is Option Type A or Option Type C. If a Surrender Charge is deducted due to a decrease in Specified Amount, any future Surrender Charges incurred during the Surrender Charge period will be based on the reduced Specified Amount.




VL07                                Page 21

WITHDRAWALS             Cash withdrawals may be made any time after the first
                        policy year and while this Policy is In Force. Only one withdrawal is allowed during a policy year. During the first five policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. After the first five policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than the Net Surrender
                        Value less $500. The remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice to Us. A processing fee of the lesser of 2% of the amount withdrawn or $25.00 will be deducted from each withdrawal amount and the balance paid to the Owner.

                        When a withdrawal is made, the Cash Value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, or if the death benefit is Option Type C and the Attained Age is 71 or greater, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit Provisions. No withdrawal will be allowed if the resulting Specified Amount would be less than the Band 1 minimum Specified Amount shown on the Policy Schedule pages.

                        The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.


CONTINUATION            Subject to the Grace Period section of the Premium
OF INSURANCE            Provisions, insurance coverage under this Policy and any
                        benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover
                        Monthly Deductions. This provision shall not continue any Rider beyond the date of its Termination, as provided in the Rider.


INSUFFICIENT VALUE      If the Net Surrender Value on any Monthiversary is not
                        sufficient to cover the Monthly Deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.


BASIS OF                Policy values and reserves are at least equal to those
COMPUTATIONS            required by law. A detailed statement of the method of
                        computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.


POLICY LOANS            After the first policy year and during the continuance
                        of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the Net
                        Surrender Value. The amount of any policy loan may be limited to no less than $500, except as noted below.

                        When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. We will credit the amount in the loan reserve with an effective annual interest rate of 2.00%. The Owner may specify the Account(s) from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.




VL07                                Page 22

                        The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive a proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                        While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

                        On each policy Anniversary, We charge an annual interest rate on each policy loan. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate. The annual interest rate is guaranteed not to exceed 3.00%. From time to time, We may declare various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan.

                        After the 10th policy year, We will declare a preferred loan charge rate on an amount equal to the Cash Value minus total premiums paid (less any cash withdrawals) and minus any outstanding loan amount, including accrued loan interest. After the Anniversary on or following the Primary Insured's 100th birthday, all loans are considered preferred loans. The preferred loan interest rate charged is guaranteed not to exceed 2.25%.

                        At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We may require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.



                                                              SETTLEMENT OPTIONS
================================================================================


EFFECTIVE DATE          The effective date of a settlement provision will be
AND FIRST               either the date of Surrender or the  date of death.
PAYMENT DUE             The first payment will be on the effective date of the
                        settlement provision.


IMPROVEMENT OF          The payee will receive the greater of:
MONTHLY ANNUITY
                        1.      The income rate guaranteed in this Policy, or
                        2.      Our income rates in effect at the time income
                                payments commence.


AVAILABILITY            If the payee is not a natural person, an optional
                        method of settlement is only available with Our permission. No optional method of settlement is available if:

                        1.      The payee is an assignee, or
                        2.      The periodic payment is less than $100.




VL07                                Page 23

AGE Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.


PROOF OF AGE            Prior to making the first payment under this Policy, We
AND SEX                 may require satisfactory evidence of the date of birth
                        and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.


PROOF OF SURVIVAL       Prior to making any payment under this Policy, We may
                        require satisfactory evidence that any payee is alive on the due date of such payment.


INTEREST AND            All settlement options are based on the Annuity 2000
MORTALITY               Mortality Table, if applicable, and a guaranteed annual
                        interest rate of 2%.



                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS

OPTION A - FIXED        The proceeds will be paid in equal installments. The
PERIOD                  amount of each monthly installment is determined by
                        multiplying the appropriate factor times the proceeds as of the effective date of settlement divided by $1,000.
                        The installments will be paid over a fixed period determined from the following table:

                             Fixed Period (In Months)                Factor
                           --------------------------------------------------
                                         60                          17.49
                                        120                           9.18
                                        180                           6.42
                                        240                           5.04


OPTION B - LIFE         The proceeds will be paid in equal installments
INCOME                  determined by the following table. Such payments are
                        payable:

                        1.      during the payee's lifetime only (Life Annuity);
                                or
                        2. during a 10-year fixed period certain and for the payee's remaining lifetime (Certain Period); or
                        3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).

--------------------------------------------------------------------------------------------------------------
                  Life Annuity                       Certain Period                   Installment Refund
Payee's  -----------------------------------------------------------------------------------------------------
 Age      Male       Female       Unisex       Male       Female      Unisex        Male      Female    Unisex
--------------------------------------------------------------------------------------------------------------
  55      3.60         3.45        3.50        3.57        3.43         3.47        3.37       3.29      3.31
  60      4.07         3.87        3.93        4.01        3.83         3.89        3.72       3.62      3.65
  65      4.72         4.43        4.52        4.59        4.35         4.43        4.16       4.05      4.08
  70      5.63         5.22        5.34        5.32        5.05         5.13        4.72       4.59      4.63
  75      6.87         6.38        6.52        6.18        5.94         6.01        5.47       5.32      5.37
  80      8.62         8.08        8.24        7.12        6.96         7.01        6.41       6.29      6.33
  85     11.09        10.63       10.77        7.97        7.93         7.94        7.63       7.58      7.60
  90     14.50        14.29       14.36        8.61        8.60         8.60        9.17       9.17      9.17
--------------------------------------------------------------------------------------------------------------


VL07                                Page 24

OPTION C - JOINT AND    The proceeds will be paid in equal installments during
SURVIVOR LIFE INCOME    the joint lifetime of two payees:


1.   Continuing upon the death of the first                2.   Reduced  by  one-third  upon the  death of the
     payee for the remaining lifetime of the                    first payee and continuing for the remaining
     survivor, or                                               lifetime of the survivor.

             Joint Life Income with Full                              Joint Life Income with 2/3
                  Amount to Survivor                                        to Survivor

---------------------------------------------------------------------------------------------------------------
                       Female                                                  Female
       -------------------------------------------         ----------------------------------------------------
Male    55         60        65       70       75          Male       55        60        65       70       75
--------------------------------------------------         ----------------------------------------------------
 55    3.06       3.19      3.31     3.41     3.48          55       3.35      3.53      3.73     3.94     4.16
 60    3.17       3.37      3.55     3.72     3.85          60       3.53      3.75      3.99     4.25     4.53
 65    3.27       3.52      3.79     4.05     4.27          65       3.72      3.98      4.28     4.61     4.98
 70    3.34       3.65      4.00     4.37     4.73          70       3.91      4.22      4.59     5.01     5.49
 75    3.38       3.73      4.16     4.65     5.18          75       4.10      4.46      4.90     5.43     6.05
---------------------------------------------------------------------------------------------------------------



VL07                                Page 25

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO



















--------------------------------------------------------------------------------

























                 Flexible Premium Variable Life Insurance Policy
           Death Benefit Proceeds Payable at Death of Primary Insured
          Flexible Premiums Payable During Lifetime of Primary Insured
                        Non Participating - No Dividends
                    Some Benefits Reflect Investment Results